FOR IMMEDIATE RELEASE

PRB GAS TRANSPORTATION AND ENTERRA ENERGY ENTER INTO LETTER OF INTENT TO DEVELOP COAL BED METHANE IN WYOMING AND MONTANA

PRB to Earn and Develop Enterra’s Recently Acquired Rocky Mountain Gas Properties

PRB Conference Call on Tuesday, July 12th

Denver, CO and Calgary, Alberta – July 12, 2005 – PRB Gas Transportation, Inc. (“PRB”) (AMEX:PRB) and Enterra Energy Trust ("Enterra") (NASDAQ: EENC, TSX: ENT.UN) today announced they have entered into a letter of intent, subject to a definitive agreement, to develop coal bed methane properties in an area of mutual interest in Wyoming and Montana.  Under the venture, PRB will have the right to earn up to a 50% working interest in certain properties of Enterra’s recently acquired subsidiary, Rocky Mountain Gas (“RMG”).  The RMG properties, which hold natural gas assets in Montana and Wyoming, include in excess of 130,000 net acres of coal bed methane production rights.

Under the arrangement, PRB may provide up to $21.8 million to acquire, drill and develop coal bed methane properties, including the RMG properties, in the area of mutual interest.  On the expenditure of the $21.8 million, PRB will have earned a 50% interest in the RMG properties.  For properties purchased by PRB within the area of mutual interest, PRB and Enterra will each own a 50% working interest.  It is planned that PRB will be the operator of the properties in the area of mutual interest.  By funding the drilling on this acreage, PRB will also have the opportunity to gather the production on all properties except those currently dedicated to other gatherers.

“With a working interest in the future natural gas production on the properties we acquire under this agreement, combined with the gathering systems we expect to build and operate, we are adding an important complementary dimension to our business and a potential catalyst for revenue, cash flow and earnings growth,” stated Robert Wright, Chairman and CEO of PRB.  Keith Conrad, President and CEO of Enterra added, “We are pleased with the opportunity which will develop and expand our existing coal bed methane assets with an operator whose personnel have extensive production and gathering experience.  Under the arrangement, PRB will undertake to spend $21.8 million providing considerable development and resulting cash flow without additional capital expenditures by Enterra.”

CONFERENCE CALL

Robert W. Wright of PRB Gas Transportation will host a conference call on Tuesday, July 12, 2005 at 12:00 noon Mountain Time/2:00 pm Eastern Time, to discuss the subjects covered in this news release. Interested parties may participate in the call by dialing 706-679-0885.  Please call in 10 minutes before the conference is scheduled to begin and ask for the PRB conference call.  After opening remarks, there will be a question and answer period.

This conference call will be webcast live over the Internet at www.prbtrans.com.   To listen to the live call, please go to the website at least 15 minutes early to register, and if necessary, download and install any audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days.

PRB Gas Transportation, Inc. owns and operates natural gas gathering systems in the Rocky Mountain area.  PRB presently owns approximately 200 miles of pipeline and is gathering coal bed methane gas from more than 450 wells in Wyoming’s Powder River Basin.

Headquartered in Calgary, Enterra Energy Trust is a Canadian oil and gas income trust operating in Western Canada.  Enterra acquires, operates, and exploits crude oil and natural gas wells, focusing on low risk and low cost development.    Enterra currently pays out a monthly distribution of US$0.16.  Additional information can be obtained at the Company’s website at www.enterraenergy.com

(more)

PRB Gas Transportation News Release

July 12, 2005

Forward-Looking Statements

This news release may include certain statements concerning expectations for the future that are forward-looking statements.  Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond the control of the management of both PRB and Enterra.  PRB has detailed an extensive list of factors that can affect future results in the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission.  PRB undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Company contacts:

Investor Relations:
PRB Gas Transportation, Inc.

The Equity Group Inc.

Pauline Schneider, Vice President - Finance

Linda Latman, (212) 836-9609

Robert W. Wright, Chairman and CEO

www.theequitygroup.com

(303) 308-1330

 www.prbtrans.com

Enterra Energy Trust

E. Keith Conrad, (403) 263 0262

President and CEO

Reg Greenslade, (403)213-2507

Chairman

 www.enterraenergy.com